Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts: Greg Lund, Media Relations 858-882-9238 glund@leapwireless.com Amy Wakeham, Investor Relations 858-882-9876 awakeham@leapwireless.com
Leap Announces Net Customer Additions for Fourth Quarter and Full Year 2010
~ Company ends 2010 with approximately 5.53 million customers, a year-over-year increase of 12% ~
~ Company Also Announces Fourth Quarter Churn ~
SAN DIEGO — January 4, 2011 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today announced that it gained approximately 435,000 customers during the fourth quarter of 2010, including approximately 115,000 net customer additions and approximately 320,000 former customers of Pocket Communications in connection with the joint venture entered into in October. The Company’s net customer additions for the fourth quarter were comprised of approximately 162,000 voice net customer additions and a net loss of approximately 48,000 broadband customers, bringing total net customer additions for 2010 to approximately 249,000. Leap ended the year with approximately 5.53 million customers. In addition, customer churn for the fourth quarter of 2010 was approximately 4.0%.
“The Company’s fourth quarter new customer and churn results reflect the positive business transition that we began in the third quarter to align our business to meet the changing needs of our customers and to improve its financial performance,” said Doug Hutcheson, Leap’s president and chief executive officer. “The integration of the former Pocket customers into our South Texas joint venture provides an opportunity to transition these customers into enhanced Cricket products and service plans in the coming quarters. The addition of these Pocket customers as well as customer uptake of our voice products and services during the fourth quarter, including the continued success of our smartphone devices and higher-value rate plans, position the Company for improved operational and financial performance as we head into the new year.”
As previously announced, Walter Berger, Leap’s executive vice president and chief financial officer, will present at the Citi 21st Annual Global Entertainment, Media and Telecommunications Conference to be held at the Arizona Biltmore in Scottsdale. Mr. Berger is expected to discuss the Company’s product and service plan offerings, business strategy and fourth quarter customer activity. Other forward-looking and material information may also be discussed during this webcast. The presentation is scheduled to take place on Tuesday, January 4 beginning at approximately 4:25 p.m. MT.

Leap Announces Net Customer Additions for Fourth Quarter and Full Year 2010
More information about this event, including a live webcast, may be accessed by visiting http://investor.leapwireless.com. The webcast replay will be available approximately one hour after the live webcast ends and will be accessible for 90 days following the conference.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures now operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include discussions about customer acceptance of our product and service plan offerings, customer activity and expected financial and operational performance and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;

•	our ability to obtain and maintain roaming services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

Leap Announces Net Customer Additions for Fourth Quarter and Full Year 2010
•	our ability to attract, motivate and retain an experienced workforce, including members of senior management;

•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

•	our ability to integrate, manage and operate our new joint venture with Pocket Communications;

•	failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our billing system; and

•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 3, 2010.
All forward-looking statements included in this press release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket Wireless Internet Service and Muve Music. All other trademarks are the property of their respective owners.
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